Exhibit 21.1

INFOBIRD CO., LTD

LIST OF SUBSIDIARIES

Name of Subsidiary	Jurisdiction of Incorporation or Organization
Infobird International Limited	Hong Kong
Infobird Digital Technology (Beijing) Co., Ltd	China
Name of Variable Interest Entity Beijing Infobird Software Co., Ltd	Jurisdiction of Incorporation or Organization China
Name of Subsidiary of Variable Interest Entity Guiyang Infobird Cloud Computing Co., Ltd	Jurisdiction of Incorporation or Organization China
Anhui Infobird Software Information Technology Co., Ltd	China